As filed with the Securities and Exchange Commission on May 12, 2006

Registration No. 333-66458

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO 333-35310

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO 333-66458

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-81176

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-111610

UNDER

THE SECURITIES ACT OF 1933

MatrixOne, Inc.

(Exact name of registrant as specified in its charter)

Delaware	02-0372301
(State or other jurisdiction	(I.R.S. employer
of incorporation or organization)	identification no.)

210 Littleton Road

Westford, Massachusetts

(Address of principal executive offices) (Zip code)

2000 Employee Stock Purchase Plan , as amended

Amended and Restated 1999 Stock Plan, as amended

1996 Stock Plan, as amended

Amended and Restated 1987 Stock Option Plan

(Full title of the plans)

Mark O’Connell

President and Chief Executive Officer

MatrixOne, Inc.

210 Littleton Road

Westford, Massachusetts 01886

(978) 589-4000

(Name, address and telephone number,

including area code, of agent for service)

Copy to:

David A. Westenberg

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

DEREGISTRATION OF SECURITIES

Registration Statements Nos. 333-35310, 333-66458, 333-81176 and 333-111610 on Form S-8 (collectively, the “Registration Statements”) covered shares of common stock, par value $0.01 per share (the “Common Stock”) of MatrixOne, Inc., a Delaware corporation (“Registrant”), issuable by the Registrant pursuant to the following plans: 2000 Employee Stock Purchase Plan , as amended, Amended and Restated 1999 Stock Plan, as amended, 1996 Stock Plan, as amended and the Amended and Restated 1987 Stock Option Plan

On May 11, 2006, pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of March 1, 2006, among Dassault Systèmes Corp., a Delaware corporation, DS Newco Corp., a newly-formed Delaware corporation and a direct wholly-owned subsidiary of Dassault Systèmes Corp., and Registrant, DS Newco Corp. was merged with and into the Registrant (the “Merger”). As a result of the Merger, Registrant has become a wholly-owned subsidiary of Dassault Systèmes Corp. and each issued and outstanding share of the Registrant’s stock was cancelled in exchange for the right to receive $7.25 per share of Common Stock, without interest. The Common Stock ceased trading on The NASDAQ National Market at the close of business on May 11, 2006. In connection with the Merger, Registrant has filed a Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 to terminate the registration of the Common Stock.

The offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of post-effective amendments, any securities of the Registrant which remain unsold at the termination of the offering, the Registrant hereby removes from registration all shares of the Common Stock registered but not sold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement No. 333-35310, Post-Effective Amendment No. 1 to the Registration Statement No. 333-66458, Post-Effective Amendment No. 1 to Registration Statement No. 333-81176 and Post-Effective Amendment No. 1 to Registration Statement No. 333-111610 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Westford, State of Massachusetts, on this 11th day of May, 2006.

MatrixOne, Inc.

/s/ Mark. F. O’Connell

Mark F. O’Connell

President and Chief Executive Officer

(Principal Executive Officer)